Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:
Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Reports Improved Capital Levels

Despite Record Catastrophe Losses

NORTHBROOK, Ill., August 5, 2009 – The Allstate Corporation (NYSE: ALL) today reported results for the second quarter of 2009:

Consolidated Highlights
	Three months ended June 30,
($ in millions, except per share amounts and ratios, NM=not
meaningful)	2009	2008		% Change
Consolidated revenues	$8,490	$7,418		14.5
Net income	389	25		NM
Net income per diluted share	0.72	0.05		NM
Operating income*	297	683		(56.5)
Operating income per diluted share*	0.55	1.24		(55.6)
Book value per share	27.87	35.87	**	(22.3)
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	31.55	36.87	**	(14.4)
Catastrophe losses	818	698		17.2
Property-Liability combined ratio	100.0	94.4		5.6 pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	87.2	84.1		3.1 pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

** As a result of the adoption of FSP EITF 03-6-1 in the first quarter of 2009, prior periods have been restated.

“Allstate’s financial strength and operational excellence continued to serve us well in the second quarter,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “We made excellent progress on 2009’s priorities: protecting Allstate’s financial strength, improving customer loyalty, and continuing to reinvent protection and retirement for the consumer.

“We generated $297 million of operating income and $389 million of net income despite a 17 percent increase in catastrophe losses compared to the second quarter of last year.  In combination with strong investment results, this increased book value by $5.22 per share, or 23 percent, from the first quarter,” said Wilson.  “Customer loyalty improved, reflecting increases in customer satisfaction, likelihood to renew and willingness to recommend Allstate.  Our reinvention efforts are further improving our competitive position with Your Choice Auto® and Allstate Blue® raising auto new business sales.”

Consolidated Financial Results

Total revenues for the second quarter of 2009 were $8.5 billion, an increase of 14.5% ($1.1 billion) compared to the second quarter of 2008.  This reflected realized capital gains compared to realized capital losses in the prior year quarter, partially offset by a decrease in net investment income and property-liability premiums.  Allstate’s second quarter net income was $389 million compared to $25 million in the second quarter of 2008.  Second quarter 2009 operating income was $297 million, compared to $683 million in the prior year quarter.

Strong Auto Performance Offset by Impact of Catastrophe Losses on Homeowners

Allstate’s Property-Liability business produced an underlying combined ratio within the company’s full-year guidance, resulting from low loss ratios in the auto business and actions taken to reduce expenses.  Record catastrophe losses affected results, however, reducing homeowners profitability and leading to an overall combined ratio of 100.0.

Allstate brand standard auto premiums written for the second quarter of 2009 decreased 2.0% and total policies in force declined 1.6% versus the prior year quarter due to fewer policies available to renew and a slight decline in the renewal ratio.  The combined ratio was 94.9, up 4.3 points from the second quarter of 2008, primarily due to higher loss frequency, as frequency returned to historical norms following low levels in 2008.  Average claim cost increases were within expectations.

Allstate brand homeowners premiums written for the second quarter of 2009 were comparable to the same period a year ago, while total policies in force fell 4.2%, driven by an 11.6% decline in new issued applications.  Allstate’s risk management programs contributed to the drop in homeowners business. The combined ratio increased 8.6 points to 116.3 in the second quarter of 2009 compared to the second quarter of 2008 due to higher catastrophe losses, claim frequencies and severities.  Allstate continues to implement profit improvement actions in this business, including obtaining approval for rate increases averaging 13.3% in 16 states during the quarter.

Allstate had record catastrophe losses of $818 million for the quarter and $1.3 billion for the first six months of the year due to a large number of costly windstorms and hailstorms.  The company continued to maintain its aggressive hurricane risk management programs into the 2009 hurricane season.

Operating costs and expenses declined in the second quarter of 2009 when compared to the prior year quarter resulting from more focused spending on marketing and technology.  This decline was offset by lower premiums earned and higher restructuring charges resulting from staff reductions, which caused a slight increase in the expense ratio.  Excluding restructuring, the expense ratio declined 0.4 points to 23.3 in the second quarter of 2009 compared to the second quarter of 2008.

The underlying combined ratio rose from 84.1 in the second quarter of 2008 to 87.2 in the second quarter of 2009, which was within Allstate’s 87-89 outlook range for the full year.  Management anticipates that the underlying combined ratio will finish the year within the previously announced outlook range.

Progress on Restructuring at Allstate Financial

Allstate Financial continued to make progress on its “Focus to Win” restructuring, which will improve returns by reducing expenses, shifting fixed to variable costs, and streamlining product offerings.  Actions taken through June 30, 2009 have reduced the annual expense run rate by approximately $65 million, and the company remains on track to achieve annual cost savings of $90 million by 2011.  Additionally, Allstate Financial’s outstanding contractholder liabilities declined by 13.5% since June 30, 2008, primarily as a result of proactive strategies that reduced institutional product obligations by $8.7 billion.

Allstate Financial’s operating income was $65 million in the second quarter of 2009, a $53 million decline from the second quarter of 2008, primarily due to a lower investment spread.  The investment spread during the second quarter declined to $63 million versus $242 million in the second quarter of 2008, due to historically low short-term yields, lower total investment balances and higher levels of short-term investments.  The benefit spread increased 3.1% to $131 million from the prior year quarter, driven by higher premiums on accident and health products sold through the Allstate Workplace Division.  Operating expenses declined to $105 million in the second quarter of 2009 from $125 million in the same period of 2008, reflecting progress made on restructuring initiatives.

Allstate Financial’s net income was $19 million in the second quarter of 2009, compared to a net loss of $379 million for the same period of 2008.  After-tax net realized capital gains of $82 million, compared to after-tax realized capital losses of $627 million in the prior year quarter, contributed $709 million to the increase and were partly offset by higher deferred acquisition costs and deferred sales inducements (DAC) amortization related to the realized capital gains and lower operating income.

Proactive Investment Strategies Generate Realized Gains and Lower Unrealized Loss Position

The company’s consolidated investment portfolio grew $2.6 billion during the second quarter to $96.5 billion at June 30, 2009. Allstate’s ongoing programs to strategically mitigate exposure to rising interest rates and maintain exposure to credit spreads benefited the portfolio significantly in the second quarter.  In addition to generating a pre-tax net realized gain of $328 million, Allstate’s unrealized loss position improved by $3.2 billion in the quarter ($2.1 billion net of the impact of a change in accounting) reducing pre-tax unrealized losses to $7.3 billion at June 30, 2009.

Building on the past successes of its risk mitigation and return optimization program, Allstate reduced commercial real estate exposure by $1.2 billion and lowered its exposure to rising interest rates by decreasing the overall duration of interest-sensitive assets by 8% in the quarter when compared to the first quarter of 2009.  A significant exposure to corporate credit was maintained, which resulted in improved fixed income investment valuations as credit spreads continued to tighten.  The company also deployed more than $5 billion of short-term assets and cash receipts into securities to generate income and capital appreciation.

Net investment income for the quarter was $1.1 billion, down 21.5% from $1.4 billion in the second quarter of 2008, due to lower yields and lower average asset balances.  Lower yields particularly impacted short-term assets, where elevated levels are being maintained in anticipation of more stable market conditions.

Net realized capital gains for the quarter were $328 million, pre-tax.  This was due primarily to $419 million of net gains from derivative instruments, including benefits from the macro hedging program designed to mitigate increases in interest rates.  In addition, $263 million of net gains were realized on sales, mainly of U.S. and foreign government fixed income securities sold in anticipation of rising interest rates.  Partly offsetting these gains were $291 million of impairment write-downs on investments where the amortized cost basis is not expected to be entirely recovered, $37 million of net losses on the valuation of limited partnerships, and $26 million of change in intent losses.

Unrealized net capital losses declined to $7.3 billion, pre-tax at June 30, 2009.  The decline resulted primarily from decreases of $1.8 billion in fixed income unrealized net losses and $351 million in equity unrealized net losses in the quarter when compared to the first quarter of 2009. At June 30, 2009, $7.1 billion of the unrealized net loss was related to the fixed income portfolio, of which 64.5% was on investment grade securities.  In the second quarter of 2009, the fixed income portfolio generated cash flow of $2.4 billion.  Strong ratings and continuing cash performance reflect the high quality of this portfolio.

On April 1, 2009, Allstate adopted Financial Accounting Standards Board Staff Position No. FAS 115-2.  This adoption resulted in the reclassification of $1.1 billion of previously recorded other-than-temporary impairment write-downs.  While the adoption had no impact on the income statement, the total impact, net of related DAC and tax adjustments, was an increase in retained income of $863 million and a decrease in unrealized net capital gains and losses of $578 million, with a net benefit to shareholders’ equity of $285 million.  Without this adoption, the unrealized net capital loss at June 30, 2009 would have been $6.2 billion, pre-tax.

Allstate’s Capital Position Improves

“Allstate’s capital position showed strong improvement in the second quarter,” said Don Civgin, senior vice president and chief financial officer.  “At June 30, Allstate held $15.1 billion in shareholders’ equity, an improvement of $2.8 billion from the first quarter.  There were $3.4 billion in assets available at the holding company level to satisfy our modest annual fixed charge obligations of $680 million over the next 12 months.

We estimate our statutory surplus at June 30, 2009 was $13.8 billion at Allstate Insurance Company, including $3.4 billion at Allstate Life Insurance Company.”

In May, Allstate demonstrated its ability to access the financial markets by refinancing $750 million of debt that matures in December 2009 with a $1 billion debt offering that was substantially oversubscribed.  Also in May, Allstate announced it would not participate in the U.S. Treasury’s Capital Purchase Program, a component of the Troubled Asset Relief Program (TARP).  Despite redeeming $1.4 billion of contractholder liabilities through a tender offer and deploying more than $5 billion of short-term assets and cash receipts to generate income and capital appreciation, Allstate’s 90-day liquidity improved to $26.3 billion in cash and highly liquid assets convertible to cash without significant additional net realized capital losses.

Allstate continues to have access to $1.0 billion of funds from either commercial paper issuance or an unsecured credit facility, neither of which was utilized at June 30, 2009.  Excluding the debt that was refinanced with the May offering, Allstate’s next long-term debt maturities are $40 million in 2011 and $350 million in 2012.

*     *     *     *     *

At Allstate.com, click on “Investors” to view additional information about Allstate’s second quarter results, including a webcast of its quarterly conference call.  The conference call will be held at 9 a.m. ET on Thursday, August 6, 2009.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer. Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow. Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums earned	$6,560	$6,750	$13,142	$13,514
Life and annuity premiums and contract charges	494	471	978	923
Net investment income	1,108	1,412	2,284	2,938
Realized capital gains and losses:
Total other-than-temporary impairment losses	(471)	(1,265)	(1,196)	(1,723)
Portion of loss recognized in other comprehensive income	154	—	154	—
Net other-than-temporary impairment losses recognized in earnings	(317)	(1,265)	(1,042)	(1,723)
Sales and other realized capital gains and losses	645	50	1,011	(147)
Total realized capital gains and losses	328	(1,215)	(31)	(1,870)
	8,490	7,418	16,373	15,505
Costs and expenses
Property-liability insurance claims and claims expense	5,002	4,776	9,722	9,452
Life and annuity contract benefits	407	395	794	792
Interest credited to contractholder funds	561	563	1,140	1,187
Amortization of deferred policy acquisition costs	1,229	959	2,626	2,034
Operating costs and expenses	702	728	1,503	1,520
Restructuring and related charges	32	(5)	77	(6)
Interest expense	97	88	185	176
	8,030	7,504	16,047	15,155
Gain (loss) on disposition of operations	1	—	4	(9)

Income (loss) from operations before income tax expense (benefit)	461	(86)	330	341

Income tax expense (benefit)	72	(111)	215	(32)

Net income	$389	$25	$115	$373

Earnings per share:

Net income per share - Basic	$0.72	$0.05	$0.21	$0.67

Weighted average shares - Basic	539.8	551.8	539.3	556.3

Net income per share - Diluted	$0.72	$0.05	$0.21	$0.67

Weighted average shares - Diluted	540.6	553.8	540.1	558.3

Cash dividends declared per share	$0.20	$0.41	$0.40	$0.82

THE ALLSTATE CORPORATION

SEGMENT RESULTS

($ in millions, except ratios)	Three months ended June 30,		Six months ended June 30,

	2009	2008	2009	2008
Property-Liability

Premiums written	$6,615	$6,803	$12,884	$13,317

Premiums earned	$6,560	$6,750	$13,142	$13,514
Claims and claims expense	5,002	4,776	9,722	9,452
Amortization of deferred policy acquisition costs	940	1,000	1,889	2,011
Operating costs and expenses	591	601	1,269	1,271
Restructuring and related charges	30	(5)	57	(6)
Underwriting (loss) income	(3)	378	205	786

Net investment income	334	431	678	901
Periodic settlements and accruals on non-hedge derivative instruments	(3)	—	(6)	1
Income tax expense on operations	39	217	174	467

Operating income	289	592	703	1,221

Realized capital gains and losses, after-tax	131	(153)	(185)	(278)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	—	4	(1)
Net income	$422	$439	$522	$942
Catastrophe losses	$818	$698	$1,334	$1,266

Operating ratios:
Claims and claims expense ratio	76.2	70.8	74.0	70.0
Expense ratio	23.8	23.6	24.4	24.2
Combined ratio	100.0	94.4	98.4	94.2
Effect of catastrophe losses on combined ratio	12.5	10.3	10.2	9.4
Effect of prior year reserve reestimates on combined ratio	0.3	0.1	(0.3)	0.8
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	—	0.1	(0.4)	0.9
Effect of Discontinued Lines and Coverages on combined ratio	—	—	—	0.1
Allstate Financial
Premiums and deposits	$1,399	$4,453	$2,932	$7,499
Investments	$59,861	$72,504	$59,861	$72,504
Premiums and contract charges	$494	$471	$978	$923
Net investment income	764	943	1,583	1,958
Periodic settlements and accruals on non-hedge derivative instruments	(3)	7	(2)	16
Contract benefits	407	395	794	792
Interest credited to contractholder funds	520	599	1,062	1,229
Amortization of deferred policy acquisition costs	130	130	239	247
Operating costs and expenses	105	125	226	243
Restructuring and related charges	2	—	20	—
Income tax expense on operations	26	54	68	125

Operating income	65	118	150	261

Realized capital gains and losses, after-tax	82	(627)	(88)	(908)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	(131)	134	(150)	173
DAC and DSI unlocking related to realized capital gains and losses, after-tax	—	—	(224)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	(4)	1	(10)
Gain (loss) on disposition of operations, after-tax	1	—	3	(6)

Net income (loss)	$19	$(379)	$(308)	$(490)

Corporate and Other
Net investment income	$10	$38	$23	$79
Operating costs and expenses	103	90	193	182
Income tax benefit on operations	(36)	(25)	(68)	(51)

Operating loss	(57)	(27)	(102)	(52)

Realized capital gains and losses, after-tax	5	(8)	3	(27)

Net loss	$(52)	$(35)	$(99)	$(79)

Consolidated net income	$389	$25	$115	$373

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	June 30,	December 31,
	2009	2008
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $79,890 and $77,104)	$72,766	$68,608
Equity securities, at fair value (cost $3,483 and $3,137)	3,297	2,805
Mortgage loans	9,406	10,229
Limited partnership interests	2,464	2,791
Short-term, at fair value (amortized cost $6,070 and $8,903)	6,070	8,906
Other	2,455	2,659
Total investments	96,458	95,998
Cash	667	415
Premium installment receivables, net	4,794	4,842
Deferred policy acquisition costs	8,228	8,542
Reinsurance recoverables, net	6,621	6,403
Accrued investment income	859	884
Deferred income taxes	2,710	3,794
Property and equipment, net	1,031	1,059
Goodwill	874	874
Other assets	2,656	3,748
Separate Accounts	8,193	8,239
Total assets	$133,091	$134,798
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,271	$19,456
Reserve for life-contingent contract benefits	12,835	12,881
Contractholder funds	53,999	58,413
Unearned premiums	9,755	10,024
Claim payments outstanding	813	790
Other liabilities and accrued expenses	6,469	6,663
Long-term debt	6,658	5,659
Separate Accounts	8,193	8,239
Total liabilities	117,993	122,125

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 536 million and 536 million shares outstanding	9	9
Additional capital paid-in	3,144	3,130
Retained income	30,969	30,207
Deferred ESOP expense	(47)	(49)
Treasury stock, at cost (364 million and 364 million shares)	(15,835)	(15,855)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(380)	—
Other unrealized net capital gains and losses	(4,374)	(5,767)
Unrealized adjustment to DAC, DSI and insurance reserves	2,642	2,029
Total unrealized net capital gains and losses	(2,112)	(3,738)
Unrealized foreign currency translation adjustments	17	5
Unrecognized pension and other postretirement benefit cost	(1,077)	(1,068)
Total accumulated other comprehensive loss	(3,172)	(4,801)
Total shareholders’ equity	15,068	12,641
Noncontrolling interest	30	32
Total equity	15,098	12,673
Total liabilities and equity	$133,091	$134,798

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)	Six months ended June 30,
	2009	2008
Cash flows from operating activities	(Unaudited)
Net income	$115	$373
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(86)	(141)
Realized capital gains and losses	31	1,870
(Gain) loss on disposition of operations	(4)	9
Interest credited to contractholder funds	1,140	1,187
Changes in:
Policy benefits and other insurance reserves	(148)	(146)
Unearned premiums	(283)	(179)
Deferred policy acquisition costs	548	(269)
Premium installment receivables, net	55	(12)
Reinsurance recoverables, net	(133)	51
Income taxes	1,359	(361)
Other operating assets and liabilities	(112)	(83)
Net cash provided by operating activities	2,482	2,299
Cash flows from investing activities
Proceeds from sales
Fixed income securities	8,856	14,113
Equity securities	3,547	5,106
Limited partnership interests	214	214
Mortgage loans	141	204
Other investments	262	163
Investment collections
Fixed income securities	2,658	2,144
Mortgage loans	598	399
Other investments	65	69
Investment purchases
Fixed income securities	(12,424)	(9,430)
Equity securities	(4,207)	(5,155)
Limited partnership interests	(268)	(599)
Mortgage loans	(14)	(438)
Other investments	(41)	(75)
Change in short-term investments, net	3,167	(6,604)
Change in other investments, net	(80)	(274)
Disposition (acquisition) of operations	12	(120)
Purchases of property and equipment, net	(104)	(98)
Net cash provided by (used in) investing activities	2,382	(381)
Cash flows from financing activities
Change in short-term debt, net	—	18
Proceeds from issuance of long-term debt	1,000	—
Repayment of long-term debt	(1)	—
Contractholder fund deposits	2,450	7,035
Contractholder fund withdrawals	(7,736)	(7,441)
Dividends paid	(327)	(444)
Treasury stock purchases	(3)	(865)
Shares reissued under equity incentive plans, net	—	13
Excess tax benefits on share-based payment arrangements	(6)	2
Other	11	90
Net cash used in financing activities	(4,612)	(1,592)
Net increase in cash	252	326
Cash at beginning of period	415	422
Cash at end of period	$667	$748

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP financial measures.  Our methods of calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income is net income (loss), excluding:

•      realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•      amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•      gain (loss) on disposition of operations, after-tax, and

•      adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income.

We use operating income as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the Company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income and operating income per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the Company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator.  Operating income should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income and net income (loss) for the three months and six months ended June 30, 2009 and 2008.

For the three months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share

($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$289	$592	$65	$118	$297	$683	$0.55	$1.24

Realized capital gains and losses (1)	201	(238)	121	(965)	328	(1,215)
Income tax (expense) benefit	(70)	85	(39)	338	(110)	427
Realized capital gains and losses, after-tax	131	(153)	82	(627)	218	(788)	0.40	(1.42)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	—	—	(131)	134	(131)	134	(0.24)	0.24
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	2	—	2	(4)	4	(4)	0.01	(0.01)
Gain (loss) on disposition of operations, after-tax	—	—	1	—	1	—	—	—

Net income (loss)	$422	$439	$19	$(379)	$389	$25	$0.72	$0.05

For the six months ended June 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share

($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$703	$1,221	$150	$261	$751	$1,430	$1.39	$2.57

Realized capital gains and losses (1)	(113)	(432)	78	(1,397)	(31)	(1,870)
Income tax (expense) benefit	(72)	154	(166)	489	(239)	657
Realized capital gains and losses, after-tax	(185)	(278)	(88)	(908)	(270)	(1,213)	(0.50)	(2.18)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	—	—	(150)	173	(150)	173	(0.28)	0.31
DAC and DSI unlocking related to realized capital gains and losses, after-tax	—	—	(224)	—	(224)	—	(0.42)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	4	(1)	1	(10)	5	(11)	0.01	(0.02)
Gain (loss) on disposition of operations, after-tax	—	—	3	(6)	3	(6)	0.01	(0.01)

Net income (loss)	$522	$942	$(308)	$(490)	$115	$373	$0.21	$0.67

(1)  Beginning in the fourth quarter of 2008, income from EMA LP is reported in realized capital gains and losses.  EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income.  The amount of EMA LP income included in the Property-Liability, Allstate Financial and Consolidated net investment income in the three months ended June 30, 2008 was $9 million, $8 million and $18 million, respectively.  The amount of EMA LP income included in Property-Liability, Allstate Financial and Consolidated net investment income in the six months ended June 30, 2008 was $39 million, $23 million and $62 million, respectively.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	87.2	84.1	88.1	84.9
Effect of catastrophe losses	12.5	10.3	10.2	9.4
Effect of prior year non-catastrophe reserve reestimates	0.3	—	0.1	(0.1)
Combined ratio	100.0	94.4	98.4	94.2

Effect of prior year catastrophe reserve reestimates	—	0.1	(0.4)	0.9

In this news release, we provide our outlook range on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of June 30,
($ in millions, except per share data)	2009	2008

Book value per share
Numerator:
Shareholders’ equity	$15,068	$19,709
Denominator:
Shares outstanding and dilutive potential shares outstanding	540.6	549.4
Book value per share	$27.87	$35.87

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$15,068	$19,709
Unrealized net capital gains and losses on fixed income securities	(1,988)	(550)
Adjusted shareholders’ equity	$17,056	$20,259
Denominator:
Shares outstanding and dilutive potential shares outstanding	540.6	549.4
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$31.55	$36.87

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2009	2008	2009	2008
Premiums written	$6,615	$6,803	$12,884	$13,317
(Increase) decrease in Property-Liability unearned premiums	(70)	(154)	267	140
Other	15	101	(9)	57
Premiums earned	$6,560	$6,750	$13,142	$13,514

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

	Three months ended June 30,		Six months ended June 30,
($ in millions)	2009	2008(2)	2009	2008
Total premiums and deposits	$1,399	$4,453	$2,932	$7,499
Deposits to contractholder funds	(1,152)	(4,211)	(2,450)	(7,035)
Deposits to separate accounts	(28)	(33)	(56)	(66)
Change in unearned premiums and other adjustments	29	24	68	63
Life and annuity premiums (1)	$248	$233	$494	$461

(1)   Life and annuity contract charges in the amount of $246 million and $238 million for the three months ended June 30, 2009 and 2008, respectively, and $484 million and $462 million for the six months ended June 30, 2009 and 2008, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

(2)   To conform to the current period presentation certain amounts in the prior period have been reclassified.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2009.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•      Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•      Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices and a significant increase in miles driven are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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